Exhibit 99.1

DANAHER ANNOUNCES SECOND QUARTER RESULTS

WASHINGTON, D.C., July 19, 2007 — Danaher Corporation (NYSE:DHR) announced today that net earnings for the quarter ended June 29, 2007 were $311 million, or $0.96 per diluted share. Included in the second quarter 2007 diluted net earnings per share is approximately $0.02 per share related to the collection of indemnification proceeds related to a litigation matter. Absent this item, and absent the $0.03 per share gain related to the sale of an interest in First Technology PLC and certain tax reserve reductions of approximately $0.15 per share that both occurred in the second quarter of 2006, adjusted diluted net earnings per share increased 18% over the comparable second quarter 2006 measure. Attached is a reconciliation of adjusted diluted net earnings per share to diluted net earnings per share calculated according to GAAP, for both the three and six month periods ended June 29, 2007 and the comparable prior year periods.

Sales for the 2007 second quarter were $2.67 billion, 13.5% higher than the $2.35 billion reported for the 2006 second quarter.

Net earnings for the first six months of 2007 were $566 million, or $1.74 per diluted share, compared with $530 million, or $1.65 per diluted share for the first six months of 2006, an increase of 5.5%. Excluding the effect of the three items described in the first paragraph above, adjusted diluted net earnings per share for the first six months of 2007 would have increased 18% over the comparable measure for the first six months of 2006.

Sales for the first six months of 2007 were $5.23 billion compared to $4.49 billion for the first six months of 2006, an increase of 16.5%.

H. Lawrence Culp, Jr., President and Chief Executive Officer, stated, “We are very pleased with our results this quarter. Growth from existing businesses, also known as core revenues, was 4.5% despite the difficult comparisons at our Product Identification and Jacobs Vehicle Systems businesses. The performance we have experienced through the first half of the year gives us confidence in our ability to continue to deliver positive results for the remainder of 2007.”

Danaher Corporation is a leading manufacturer of Professional Instrumentation, Medical Technologies, Industrial Technologies, and Tools and Components (www.danaher.com).

Statements in this release that are not strictly historical, including statements regarding expectations for the balance of 2007 and any other statements regarding events or developments that we believe or anticipate will or may occur in the future, may be “forward-looking” statements. There are a number of important factors that could cause actual events to differ materially from those suggested or indicated by such forward-looking statements. These factors include, among other things, competition, our ability to develop and successfully market new products and technologies, our ability to expand our business in new geographic markets, our ability to identify, consummate and integrate appropriate acquisitions, litigation and other contingent liabilities including intellectual property matters, our compliance with applicable laws and regulations, our ability to achieve projected efficiencies, cost reductions, sales growth and earnings, economic conditions in the end-markets we sell into, commodity costs and surcharges, currency exchange rates, tax audits, and general domestic and international economic conditions. Additional information regarding the factors that may cause actual results to differ materially from these forward-looking statements is available in our SEC filings, including our 2006 Annual Report on Form 10-K and Second Quarter 2007 Quarterly Report on Form 10-Q. These forward-looking statements speak only as of the date of this release and the Company does not intend to update any forward-looking statement.

To download a copy of the full earnings report, please go to www.danaher.com.

Please contact:

Andy Wilson

Vice President, Investor Relations

Danaher Corporation

2099 Pennsylvania Avenue

Washington, D.C. 20006

Telephone: (202) 828-0850

DANAHER CORPORATION

CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS

(000’s omitted, except per share amounts)

(unaudited)

	Three Months Ended		Six Months Ended
	June 29, 2007	June 30, 2006	June 29, 2007	June 30, 2006
Sales	$2,671,212	$2,349,764	$5,227,252	$4,493,425
Operating costs and expenses:
Cost of sales	1,456,178	1,317,653	2,859,816	2,544,625
Selling, general and administrative expenses	781,563	666,446	1,559,331	1,286,064
Other (income) expense	(14,335)	(15,617)	(14,335)	(15,617)

Total operating expenses	2,223,406	1,968,482	4,404,812	3,815,072

Operating profit	447,806	381,282	822,440	678,353
Interest expense	(24,087)	(17,481)	(51,540)	(27,275)
Interest income	952	3,995	2,540	5,831

Earnings before income taxes	424,671	367,796	773,440	656,909
Income taxes	113,517	53,274	207,482	126,668

Net earnings	$311,154	$314,522	$565,958	$530,241

Earnings per share:
Basic	$1.01	$1.02	$1.83	$1.73

Diluted	$0.96	$0.98	$1.74	$1.65

Average common stock and common equivalent shares outstanding:
Basic	309,471	307,859	309,570	307,348
Diluted	327,736	324,003	327,843	324,024

See the accompanying Notes to Consolidated Condensed Financial Statements.

A complete copy of Danaher’s Form 10-Q financial statements is available on the

Company’s web site (www.danaher.com).

Danaher Corporation

Supplemental Reconciliation of Adjusted Diluted Net Earnings Per Share to Diluted Net Earnings Per Share

Three and Six Months Ended June 29, 2007 and June 30, 2006

	Three Months Ended			Six Month Ended
	June 29, 2007	June 30, 2006	% Change	June 29, 2007	June 30, 2006	% Change
Net earnings per GAAP	$311,154	$314,522	-1.0%	$565,958	$530,241	6.5%

After-tax gain on indemnity proceeds related to litigation matter ($12.5 million pre-tax)	(8,110)	—		(8,110)
After-tax gain on sale of securities acquired in connection with an unsuccessful acquisition bid (First Technology—$14 million pre-tax)	—	(9,083)			(9,083)
Gains from reduction in income tax reserves	—	(48,944)			(52,166)

Adjusted Net Earnings	$303,044	$256,495	18.0%	$557,848	$468,992	19.0%

Diluted net earnings per share per GAAP	$0.96	$0.98	-2.0%	$1.74	$1.65	5.5%

After-tax gain on indemnity proceeds related to litigation matter ($12.5 million pre-tax)	(0.02)	—		$(0.02)	—
After-tax gain on sale of securities acquired in connection with an unsuccessful acquisition bid (First Technology—$14 million pre-tax)	—	(0.03)		—	(0.03)
Gains from reduction in income tax reserves	—	(0.15)		—	(0.16)

Adjusted Diluted net earnings per share	$0.94	$0.80	17.5%	$1.72	$1.46	18.0%

NOTE: In addition to the results provided in this release in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”), the Company has provided the non-GAAP measure of adjusted diluted net earnings per share (the “non-GAAP measure”) which compares diluted net earnings per share for the three months and six months ended June 29, 2007 to diluted net earnings per share for the three months and six months ended June 30, 2006 on a basis which:

•	In the 2007 period, excludes the gain on indemnity proceeds received in connection with a litigation matter; and

•	In the 2006 period, excludes (1) gains related to a reduction of income tax reserves, and (2) gains related to the sale of securities acquired in connection with an unsuccessful acquisition bid.

The non-GAAP measure should be considered in addition to, and not as a replacement for or superior to, diluted net earnings per share calculated according to GAAP. Danaher’s non-GAAP measure may be defined differently than similar non-GAAP measures that are used by other companies.

Danaher management believes that the non-GAAP measure reflects an additional way of viewing aspects of Danaher’s operations that, when viewed with and reconciled to the corresponding GAAP measure, provide a more complete understanding of Danaher’s performance compared to previous periods and forecasts, and helps identify underlying trends in Danaher’s business. The items that have been excluded from the non-GAAP measure are items that occur with inconsistent frequency and for reasons that may be unrelated to Danaher’s commercial performance during the period.

Danaher management references the non-GAAP measure in assessing current performance and making decisions about internal budgets, resource allocation and financial goals for its business units. Danaher management believes that the non-GAAP measure helps investors and others, if they so choose, in understanding and evaluating Danaher’s current operating performance and future prospects in the same manner as management does. In addition, Danaher believes that analysts and others in the investment community use the non-GAAP measure to assess Danaher’s performance, identify trends in Danaher’s performance and provide estimates of future performance.

A general limitation of the non-GAAP measure is that use of the non-GAAP measure (as compared to the related GAAP measure) may reduce comparability with other companies who may calculate similar non-GAAP measures differently. Another limitation of the non-GAAP measure is that it excludes items of income that affect Danaher’s operations and that may recur in the course of Danaher’s business (though at times and in amounts that may be difficult to predict). Danaher management compensates for these and other limitations of the non-GAAP measure by also considering Danaher’s financial results as determined in accordance with GAAP.